Exhibit 10.1
September 26, 2016

Kirk R. Brannock
1642 Hamilton Dr
Bloomfield, MI 48302-0220

Dear Kirk,

On behalf of the Board of Directors, I am very pleased to offer you the position of Interim President and Chief Executive Officer of Westell Technologies, Inc. ("Company") and Interim President and Chief Executive Officer of Westell, Inc. ("Operating Subsidiary"). Your position will primarily be located at the Company's headquarters in Aurora, Illinois and we understand you will retain your current residence but will rent an apartment nearby the Company headquarters during your term with the Company. We agree that the position will last less than one year. You will report to the Board of Directors for the Company and the Operating Subsidiary. Subject to your meeting the below requirements, your expected start date is October 17, 2016.

Your starting salary for this position will be $28,333 per month ("Base Salary"), less all legally required withholdings and deductions, paid in accordance with the Company's customary payroll practices.

In addition to the compensation noted above, and after your start date and upon final approval of the Company's Compensation Committee, you will be awarded a grant of Restricted Stock Units (RSU’s) for the equivalent of 225,000 shares of Company Class A common stock. Please note that the RSU’s will vest upon achievement of certain performance metrics approved by the Compensation Committee (which will be developed upon meeting the cost savings initiatives and those related targets.) Any grants issued will otherwise follow the customary grant terms and the terms set forth in the Westell Technologies, Inc. 2015 Omnibus Incentive Compensation Plan. These equity grants shall constitute consideration for the Confidential Information, Invention Assignment, and Non-Solicitation Agreement referenced below.

The Company will reimburse you for reasonable temporary housing expenses in the Aurora, Illinois area in an amount not to exceed $2,500 per month and reimburse you for certain moving costs associated with your new apartment. The Compensation Committee may elect to eliminate this benefit at any time. The payment of such expenses shall be reported in accordance with applicable Internal Revenue Service statutes and regulations and subject to legally required withholdings and deductions.

You will also be eligible for a discretionary bonus as determined by and in the sole discretion of the Compensation Committee based upon your achievement of the cost savings plans and revenue objectives and after considering shareholder value. You will also be eligible to participate in the Company’s benefits package on the same terms as other similarly situated employees, in accordance with plan guidelines and policies (although we understand that you will waive the healthcare benefits as you have existing coverage). All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. We will provide you additional information on Westell’s other employee benefits, which will be reviewed with you during orientation. Eligibility for the benefits program begins the first of the month after your date of hire.

On your start date, we will also ask you to sign the attached Confidential Information, Invention Assignment, and Non-Solicitation Agreement. Please let us know in advance any questions that you may have on this agreement.

This offer is contingent upon the satisfactory completion of reference checks and a criminal background check. This offer of employment is not a contract for employment for any set period of time. Instead, either you or the Company or Operating Subsidiary may terminate your employment at any time, for any reason, with 30 (thirty) days notice. Upon termination, you agree to promptly resign and shall be deemed to have resigned from any officer or director positions and sign our standard release agreement.

All of the compensation and benefit items that make up your terms and conditions of employment are extended with the rights as well as customary conditions of the Westell policies that govern them. If you have any questions regarding benefits, please contact me or our Director of Human Resources, Sharon Hintz, at 630-375-4160 or SHintz@westell.com.

Please note that the Company and Operating Subsidiary are not interested in any confidential information, documents, or trade secrets that you may have acquired while employed elsewhere.  You should not bring any such items with you to, or use any such items on behalf of, the Company or Operating Subsidiary.  In addition, to the extent you are party to any restrictive covenant that prohibits you from contacting or soliciting certain customers, you are expected to adhere to any such agreements.

We are very excited about the prospect of you joining and leading the Westell team. We are confident that you will bring a wealth of capabilities and values that are consistent with our plans to establish, develop and grow a world-class company.

By signing this letter, you acknowledge that the terms described in this letter, together with the Confidential Information, Invention Assignment, and Non-Solicitation Agreement, set forth the entire agreement between us and supersedes any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties, or covenants other than those contained herein. No term or provision of this letter may be amended, waived, released, discharged, or modified except in writing signed by you and an authorized officer of the Company except that the Company may, in its sole discretion, adjust incentive or variable compensation, stock plans and benefits.

If the above is acceptable to you, please indicate your acceptance by signing below and returning a scanned or facsimile copy to me.

Welcome to Westell!

Sincerely,

/s/ Thomas P. Minichiello

Thomas P. Minichiello
Senior Vice President, Chief Financial Officer,
Treasurer and Secretary

Accepted:

/s/ Kirk R. Brannock	09/26/2016
Kirk R. Brannock	(date)

750 NORTH COMMONS DRIVE ■ AURORA, IL 60504
(630) 898-2500 or (800) 323-6883
WESTELL TECHNOLOGIES CUSTOMER SUPPORT: (800) 377-8766
WWW.WESTELL.COM